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                                                                     EXHIBIT 5.1

                                                                   June 17, 1997

Members of the Board of Directors
The Boeing Company
7755 East Marginal Way South
Seattle, WA 98108

Dear Board Members:

     I am Senior Vice President and General Counsel of The Boeing Company ("Boeing") and in that capacity, I have acted as counsel for Boeing in connection with the issuance of shares of its common stock, par value $5.00 per share (the "Common Stock"), to be issued in connection with the proposed merger of West Acquisition Corp. with and into McDonnell Douglas Corporation pursuant to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Boeing with the Securities and Exchange Commission.

     I have examined or cause to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and consent to the reference to this opinion under the heading "Legal Opinions" in said Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

                                          Very truly yours,

                                          /s/ THEODORE J. COLLINS

                                          --------------------------------------
                                          Theodore J. Collins
                                          Senior Vice President and
                                          General Counsel